EXHIBIT 2(b)

AMAZON GOLD, LLC

OPERATING AGREEMENT

THIS OPERATING AGREEMENT (the “Agreement”) is made to be effective as of the 1st day of June 2021 by the Members of Amazon Gold, LLC (the “Company”).

1. FORMATION

1.1 Definitions. Capitalized terms used in this Agreement have the meanings specified in Section 4 below.

1.2 Name. The name of the limited liability company is Amazon Gold, LLC.

1.3 Formation. The Company was organized as a Delaware limited liability company on December 7, 2020, pursuant to filing the Certificate of Formation with the Secretary of State of Delaware.

1.4 Principal Place of Business. The principal place of business of the Company shall be 9001 E San Victor Dr, Unit 1002, Scottsdale, AZ 85258, or such other place or places as the Manager may from time to time determine.

1.5 Registered Office and Registered Agent. The Company’s registered office shall be at 2140 South Dupont Highway, Camden, Delaware 19934, and the name of the registered agent is Paracorp Incorporated at the same address. The Manager may change the registered officer or registered agent.

1.6 Term. The Company duration is perpetual, meaning there is no set end date to the term of the Company.

2. PURPOSE AND BUSINESS OF THE COMPANY

The purpose of the Company is any lawful purpose for which companies may be organized in Delaware. The business of the Company will be to pursue returns by funding and contracting for arbitrage services and any other business allowed by applicable law.

3. CAPITAL AND CONTRIBUTIONS

3.1 Initial Capital Contributions and Adoption of this Agreement. The initial capital of the Company shall be the amount set forth on Exhibit A as of the date of this Agreement. Each person acquiring Units from the Company shall be admitted as a Member and shall, by written instrument in form and substance acceptable to the Manager, accept and adopt the terms and provisions of this Agreement, and such person shall each execute and deliver such other instruments as the Manager reasonably deems necessary or appropriate to effect, and as a condition to, such acquisition of Units.

3.2 Membership Units.

(a) Class of Membership Units. The Company shall have two (2) classes of Membership Units: Class A Units and Class B Units. Except as set forth herein, Class A Units and Class B Units shall have identical attributes with regard to allocations, distributions, rights and restrictions; however, (i) Class A Units shall be entitled to a Preferred Return, as set forth in Section 3.2(b) below, and (ii) Class A Units and Class B Units shall have differing voting rights, as set forth in Section 3.2(c) below.

CONFIDENTIAL

Amazon Gold OA

1

(b) Preferred Return. Class A Units shall be entitled to a Preferred Return of 12% per annum pro rata based on Member’s contributed but unreturned capital.

(c) Voting Rights of Units. Class A Units shall have one (1) vote per Unit. Class B Units shall have ten (10) votes per Unit.

3.3 Capital Accounts. An individual capital account (a “Capital Account”) shall be established and maintained for each Member in accordance with the following:

(a) There shall be credited to each Member’s Capital Account: (i) the amount of any money or other value paid by such Member for the purchase of Units in the Company, whether through the initial purchase of Units or through the purchase of additional Units via the Reinvestment of Distributions; and (i) such Member’s share of the income and gain (and all items thereof) of the Company (including income or gain exempt from federal income tax and income and gain described in Treasury Regulation §1.704-1(b)(2)(iv)(g), but excluding income and gain described in Treasury Regulation §1.704-1(b)(4)(i)).

(b) There shall be charged against each Member’s Capital Account: (i) the amount of capital distributed to such Member by the Company; (ii) such Member’s share of expenditures of the Company described in IRC §705(a)(2)(B); and (iii) such Member’s share of the losses and deductions of the Company (including losses and deductions described in Treasury Regulation §1.704-1(b)(2)(iv)(g), but excluding such Member’s share of expenditures of the Company described in IRC §705(a)(2)(B) and losses and deductions described in Treasury Regulation §1.704-1(b)(4)(i)).

(c) It is the intent of the Members of the Company that the provisions of this Agreement relating to the establishment and maintenance of Capital Accounts comply with the requirements of Treasury Regulation §1.704-1(b)(2)(iv) or any successor provision, and that such provisions are interpreted and applied in a manner consistent with such Treasury Regulation or successor provision.

4. DEFINITIONS

The following terms shall have the meaning ascribed to them below when used elsewhere in this Operating Agreement with the initial letter capitalized. Other capitalized terms found throughout this Operating Agreement and not defined below or elsewhere in this Operating Agreement shall have the meaning as ascribed to them in the PPM:

“Affiliates” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person; provided that the Affiliates of the Manager exclude the Company and any Person owned and/or controlled by the Company. “Control” for purposes of this definition means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, through voting securities, contract rights, or otherwise.

“Capital” means the capital contributed by a Member to the Company in exchange for that Member’s Units.

CONFIDENTIAL

Amazon Gold OA

2

“Capital Account” means a Member’s individual capital account in the Company as calculated according to the terms of the Operating Agreement. A Member’s Capital Account is generally the amount of Capital contributed by the Member to the Company and the Member’s share of the income and gain of the Company, less the amount of any Distributions made to the Member by the Company and the Member’s share of the losses and deductions of the Company.

“Class A Members” mean those Members that hold Class A Units.

“Class A Units” means any Units owned by Investors. Each Class A Unit has one (1) vote per Unit.

“Class B Members” mean those Members that hold Class B Units.

“Class B Units” mean any Units owned by the Management Team. Each Class B Unit has ten (10) votes per Unit.

“Cause” shall be deemed to have occurred if the Manager is found by a court of competent jurisdiction to have: (i) committed embezzlement, fraud, or any other act involving material improper conduct against the Company or its Assets; or (ii) engaged in conduct that amounts to recklessness, or willful malfeasance with respect to the Company or its Assets.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Assets” or “Assets” means any and all assets of the Company including real and personal property, cash, notes or securities held by the Company, intellectual property or trade secrets, or any other asset of the Company.

“Company Expenses” means Company organizational costs, tax preparation, CPA fees, legal fees, third party administration fees, third party servicing fees, third party custodian fees, capital acquisition fees and costs (including payment to duly licensed third parties who are contracted by the Manager to raise capital for the Company), other fees associated with any capital partner or lender, sales commissions and referral fees, taxes, insurance, inspection, utilities, and any other expense associated with the operation of the Company and the management of its assets.

“Credit Facility” or “Facility” means any loan or line of credit to the Company, including, but not limited to, warehouse lines, collateral pledge lines, or other short-term cash management lines, individual loans, or lines of credit from any lender, institutional or private, or any other borrowing by the Company, any of which may be secured in first position by one or more of the Company Assets, including all of the Company Assets.

“Critical Elements” has the meaning set forth in Section 10.2.

“Distributable Cash” means at the time of determination by the Manager, cash generated from the Company’s operations and Company Assets after payment of or provision for the following expenses: (a) interest and principal payments due under any Credit Facility; (b) Company Expenses; (c) any management fees or fees for services by Affiliates; (d) Note Holder interest; (e) repayment of maturing Notes; (f) any Redemptions approved by the Manager; and (g) such amounts as the Manager deems reasonable in order to provide for any anticipated, contingent or unforeseen expenditures or liabilities of the Company. Distributable Cash shall be determined without regard to (i) capital contributions made by Members or (ii) principal advanced on any Credit Facility or other Company indebtedness. Distributable Cash shall be determined by the Manager in its sole discretion.

CONFIDENTIAL

Amazon Gold OA

3

“Distributions” means amounts which from time to time are distributed to holders of Units, at the Manager’s sole discretion, but subject to the limitations set forth in the Operating Agreement.

“Excess Distributable Cash” or “EDC” means any Distributable Cash remaining after the Company pays any Preferred Return to the Members and all other fees and expenses payable by the Company pursuant to the Waterfall. The EDC will be determined quarterly by the Manager. Payment of any EDC will either be made or not made following the end of each quarter, depending on the Company’s results, as determined by the Manager in its sole discretion and subject to the terms of this Operating Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Indemnified Parties” shall have the meaning set forth in Section 10.9.

“Investment Advisers Act” means the Investment Advisers Act of 1940, as amended.

“Investment Company Act” means Investment Company Act of 1940, as amended.

“Investor” means either, or both, a prospective or actual purchaser of Membership Units pursuant to an Offering, as the context may require.

“Investor Capital” or “Investment Capital” means any Capital Contributions made by the Members.

“Investor Suitability Statement” means the suitability statement of an Investor contained in that Investor’s Subscription Booklet.

“IRS” means the United States Internal Revenue Service.

“Lockup Period” means the 24-month period immediately following the Manager’s acceptance of an investment in Membership Units, during which time a Member may not request Redemption of those Units.

“Majority” means a percentage of Ownership Interest in excess of fifty percent (50%).

“Management Fee” means any fee paid to the Manager by the Company for his, her or its services in such capacity. Any Management Fee will be calculated, prorated, and paid at the end of each calendar month regardless of the Company’s performance or whether there will be any cash available for distribution to the Members after payment of the Management Fee.

“Management Team” means the Manager(s) and Officers of the Company.

“Manager” initially means Theodore Dinges and thereafter, any other Person elected by the Members to serve as the Manager of the Company pursuant to the terms of this Operating Agreement.

CONFIDENTIAL

Amazon Gold OA

4

“Member” or “Members” means any Person holding Units that has been approved by the Manager and is a party to this Operating Agreement. The name of each Member shall be contained on Exhibit A of this Agreement, incorporated herein by reference, as amended by the Manager from time to time to reflect changes in the Members and maintained in the Company’s records. An amendment to Exhibit A will not be deemed an amendment to this Agreement.

“Membership Units” means any Units held by Members

“Offering” means an offering to Investors of Units pursuant to the terms of a Private Purchase Memorandum (PPM), Subscription Booklet, and any other related documents proffered by the Company.

“Operating Account” means the operating account of the Company to which Investor funds are deposited upon the Manager’s acceptance of Investor’s Subscription Documents.

“Operating Agreement” or “Agreement” means this Operating Agreement of the Company, as executed by the Manager and each Member of the Company.

“Opportunity” means an opportunity that is competitive with the Company or similar to Assets in which the Company ordinarily might invest.

“Ownership Interest” means, for each Member, that percentage which is obtained by dividing the Membership Units held by a Member by the total of all Membership Units held by all the Members. For the purposes of voting matters, the Manager will determine each Member’s Ownership Interest as of the Record Date.

“Pari Passu” means proportionally, at an equal pace with, and without preference over other Members, as applicable.

“Person” means an individual, a partnership (general, limited or limited liability), a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental, quasi- governmental, judicial or regulatory entity or any department, agency or political subdivision thereof.

“Preferred Return” means a preferred return equal to 12% per annum, distributed to the Class A Members pro rata based on a Class A Member’s contributed but unreturned Capital, which is due and payable by the Fund to each Member on a calendar quarterly basis beginning with the first quarter 2022. The Preferred Return is Non-Cumulative, meaning that the Preferred Return is not guaranteed, and any portion of the Preferred Return not paid to a Member because the Fund does not have sufficient Distributable Cash to pay the Preferred Return in a given quarter will not carry forward.

“Record Date” shall have the meaning set forth in Section 9.5.

“Redemption” means the Company’s purchase of a Member’s Units at the then current Unit Price.

“Redemption Fee” means a fee in an amount equal to five percent (5%), or other such amount as determined by the Manager in its sole discretion, of the then current Unit Price that will be charged for any Units redeemed within the Lockup Period. The Manager may or may not approve a request for a premature Redemption in its sole discretion.

CONFIDENTIAL

Amazon Gold OA

5

“Redemption Request” means a Member’s request for a Redemption pursuant to the terms of this Operating Agreement. All Redemption Requests will be accepted or rejected by the Manager in its sole discretion; provided, however, that the Manager intends to manage the Company in a way that allows it to accommodate reasonably anticipated Redemption Requests.

“Reinvest,” “Reinvestment,” or “Reinvestment Option” means a Member’s election to receive additional Units at the then current Unit Price in lieu of an interim, non- liquidating cash Distribution. Any Units purchased by Members via the Reinvestment Option will be considered, for purposes of any Redemption Requests, to have the same purchase date as the original date of purchase of the Units for which the Reinvestment Units are associated. Subject to the Manager’s right to terminate the Reinvestment Option at any time, Members have the option of either having such Distributions paid out or having such Distributions reinvested into additional Membership Units at the then-current Unit Price.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means Securities Act of 1933, as amended.

“Subscription Booklet” means the document, in addition to the PPM, provided to Investors for the purposes of evaluating an Offering and purchasing Units in the Company. The Member Subscription Booklet will include this Operating Agreement and a Unit Subscription Agreement.

“Substitute Member” means a Member who acquires its Units from another Member and becomes a Substitute Member under the terms of this Agreement.

“Transfer” shall have the meaning set forth in Section 11.2.

“Treasury Regulation” means the United States Treasury Regulations.

“Unit” or “Units” means a division of ownership of limited liability company interests in the Company. There are two classes of Units: Class A Units and Class B Units.

“Unit Price” means the price at which a Unit will be sold. The Unit Price will initially be Four Dollars ($4.00) per Unit; however, such Unit Price may fluctuate as determined by the Manager in its sole discretion.

“Waterfall” means the order of Distributions as set forth in, and subject to, the terms of this Operating Agreement.

CONFIDENTIAL

Amazon Gold OA

6

5. ALLOCATIONS AND DISTRIBUTIONS

5.1 Allocation of Profits and Losses. Except as otherwise provided in this Agreement, for any fiscal year of the Company, allocations of Profits and Losses and, to the extent necessary, individual items of income, gain, loss or deduction of the Company shall be allocated among the Members in a manner such that the Capital Account of each Member, as of the last day of such fiscal year, is, as nearly as possible, equal (proportionately) to the distributions that would be made to such Member pursuant to Section 12.1 if the Company were dissolved, its affairs wound up and its assets sold for cash equal to their book value (determined in accordance with Treasury Regulation § 1.704-1(b)(2)(iv)), all Company liabilities were satisfied (limited with respect to each nonrecourse liability to the book value (determined in accordance with Treasury Regulation § 1.704-1(b)(2)(iv)) of the assets securing such liability), and the net assets of the Company were distributed in accordance with this Section 5 to the Members immediately after making such allocation, minus any obligation of a Member to return amounts to the Company pursuant to this Agreement, and minus the Member’s share of Company Minimum Gain as determined in accordance with Treasury Regulation Section 1.704-2(g).

5.2 Distributions. Except as provided in Section 12.1 (Liquidating Distributions), the Manager shall determine whether there is any Distributable Cash available for distribution to the Members on a quarterly basis, and such Distributable Cash (if any) shall be initially apportioned and distributed as follows and in the following order:

1.	Interest and principal payments on any amounts borrowed by the Company;
2.	All Company Expenses other than any Management Fee;
3.	The Management Fee, if any, and any other fees due the Manager;
4.	Any Preferred Return to Members;
5.	Any Redemptions (granted and approved by the Manager, in its sole discretion); and
6.	Any available EDC, as determined by the Manager, to the Class A Members and the Class B Members pari passu.

(a) The Manager has the right, in its sole discretion to withhold any Distribution if distributing cash would not, in the Manager’s sole discretion, be in the best interest of the Company. Without limiting the foregoing, the Manager may in its discretion withhold any Distributions under this Section 5.2 and instead retain amounts as reserves for future liabilities or other expenses and apply the Excess Distributable Cash to acquire Company Assets. This includes Distributions of the Preferred Return and EDC.

(b) Notwithstanding Section 5.2, to the extent that (i) a Member is allocated taxable income from the Company as a result of being a Member and has not had Distributions reasonably sufficient to pay taxes on the taxable income assuming that each Member is taxed at the Assumed Tax Rate and (ii) the Company has Distributable Cash, the Manager may but is not obligated to cause the Company to make Distributions to the Members in amounts to be determined as set forth in the immediately following sentence. The amounts distributable pursuant to this Section 5.2, if any, will be the amount allocated pursuant to Section 5.1, as reasonably determined by the Manager with respect to a fiscal year, assuming that each Member is taxable multiplied by the Assumed Tax Rate. The calculations in the immediately preceding sentence will be based on such reasonable assumptions as the Manager determines to be appropriate, including, but not limited to, giving effect to prior year loss allocations. The amount distributable to a Member pursuant to Section 5.2 or 12.1 will be reduced by the amounts distributed to such Members pursuant to this Section 5.2.

5.3 Reinvestment. Members shall have the option (prior to any liquidation of the Company) to receive any returns actually distributed either 1) paid to them via check or ACH or 2) to use these funds to automatically purchase additional Membership Units at the then prevailing Unit Price. Members shall make such an election at the time of subscription and may change this election with 90 days’ notice to the Manager and not more frequently than twice per year. The Manager may suspend or terminate the Reinvestment Option at any time in its sole discretion. Any Units purchased by Members via the Reinvestment Option shall be considered, for purposes of any Redemption requests, to “tag-along” with the original date of purchase of the Units for which the Reinvestment Units are associated.

CONFIDENTIAL

Amazon Gold OA

7

6. BOOKS OF ACCOUNT, RECORDS, AND REPORTS

6.1 Books and Records. At the Company’s principal place of business, the Manager shall maintain the Company’s books and records, a register showing a current and past list of the full names and last known addresses of its Members, a copy of its Certificate of Formation and all amendments thereto; a copy of this Agreement and all amendments thereto, along with a copy of any prior Agreements no longer in effect, a copy of the Company’s federal, state, and local tax returns and reports, if any, for the three most recent years, and a copy of any financial statements of the Company for the three most recent years. Each Member shall have access thereto at all reasonable times and upon reasonable advance notice to the Manager.

The Manager will keep proper and complete records and books of account, entering fully and accurately all transactions and other matters relative to the Company’s business as are usually entered into records and books of account maintained by persons engaged in businesses of a like character. The Manager intends to maintain the books and records in full accordance with Generally Accepted Accounting Principles (“GAAP”); however, it may choose an alternate method of accounting in its sole discretion and after consulting with the Company’s Certified Public Accountant (“CPA”). The Manager shall consistently maintain the books and records on the accrual basis (except in circumstances where it determines that the cash or income tax basis of accounting will be in the best interest of the Company). Except with respect to matters as to which the Manager is granted discretion hereunder, the opinion of the Company’s CPA shall be final and binding with respect to all disputes as to computations and determinations required under this Agreement.

6.2 Financial Statements; Reports. The Company shall prepare its financial statements in accordance with Generally Accepted Accounting Principles (“GAAP”), or using any other method selected by the Manager in consultation with qualified accountants. The Manager, in its sole discretion, may cause the Company to have its financial statements audited by a qualified Certified Public Accountant, or as required by any particular state regulations. A copy of such internally prepared and/or CPA prepared financial statements will be made available to the Members upon request, and to potential investors in the Company at the discretion of the Manager. The cost of any CPA prepared financial statements, tax returns, and audits will be paid solely by the Company. As soon as practicable following the close of each taxable year, the Company will provide the Members with information for their use in preparing documents required to be filed under federal income tax laws and other federal laws. The cost for any such report shall be borne by the Company.

6.3 Tax Matters; Tax Indemnity.

(a) Tax Elections. The Manager shall, without any further consent of the Members being required, make any and all elections for federal, state, local, and foreign tax purposes, file any tax returns, and execute any agreements or other documents relating to or affecting such tax matters, including agreements or other documents that bind the Members with respect to such tax matters or otherwise affect the rights of the Company and the Members. The Manager may rely on the advice of the Company’s accountants or tax attorneys with respect to the making of any such election.

CONFIDENTIAL

Amazon Gold OA

8

(b) Designation of Tax Matters Member. The Manager shall be the Tax Matters Member of the Company pursuant to Code section 6231(a)(7). The Tax Matters Member shall take such action as may be necessary to cause each other Member to become a notice partner within the meaning of Code section 6223 and shall furnish to the Members a copy of each Notice or communication received from the Internal Revenue Service. All expenses incurred by the Tax Matters Member shall be Company expenses and shall be paid by the Company. The Manager may, in its sole discretion, designate another Member to serve as the Tax Matters Member of the Company, as provided in the Treasury Regulations under Code section 6231. No Member shall make any election under Section 1101(g)(4) of the BBA Audit Rules, or any subsequent law or guidance, to cause the provisions of Section 1101 of the BBA Audit Rules to apply to the Company prior to any taxable year of the Company beginning after December 31, 2017. The Members agree to take such action (including, without limitation, amending this Agreement or entering into a separate agreement) as requested by the Manager to preserve and retain after the effective date of Section 1101 of the BBA Audit Rules (and any regulations, notices, revenue procedures, revenue rulings or other administrative guidance interpreting or applying Section 1101 of the BBA Audit Rules), to the extent possible, the rights, duties, responsibilities and obligations of the Members reflected in this Section 6.3.

(c) Tax Classification. The Members intend that the Company be classified as a partnership for federal and state income tax purposes. Accordingly, this Agreement is written and shall be construed in a manner consistent with such intent. The Manager shall take such action as may be required under the Code and the Treasury Regulations to cause the Company to always be taxable as a partnership for federal and state income tax purposes.

(d) Tax Indemnity. Each Member covenants for itself and its successors and assigns that such Person will, at any time prior to or after dissolution of the Company, whether before or after such Member’s withdrawal from the Company, pay to the Company or the Manager, on demand by the Manager, any amount which the Company or the Manager, as the case may be, has paid or is required, in the judgment of the Manager, to pay in respect of taxes (including withholding taxes and including any interest and penalties associated with the nonpayment or late payment of any such taxes) imposed with respect to the income of or distributions to such Member. To the extent that a tax liability imposed under Section 6225 of the BBA Audit Rules relates to a former Member that has sold, assigned, pledged or otherwise transferred its Units in the Company, such former Member shall indemnify the Company for its allocable portion of such tax, unless such indemnity is waived by the Manager in its sole discretion. Each Member acknowledges that, notwithstanding the sale, assignment, pledge or other transfer of all or any portion of its Units in the Company, it may remain liable, pursuant to this Section 6.3, for tax liabilities with respect to its allocable share of income and gain of the Company for the Company’s taxable years (or portions thereof) prior to such sale, assignment, pledge or other transfer, as applicable, under Section 6225 of the BBA Audit Rules.

7. FISCAL AND TAXABLE YEAR

The Company’s fiscal and taxable year will initially end on the 31st day of December in each year. The Manager may change the fiscal year or the taxable year at any time, subject to any applicable limitation of law or regulation.

8. COMPANY FUNDS

The Company’s available cash will be placed in one or more accounts, anticipated to be located at a federally insured financial institution. Each such account will consist of investments that are liquid, and that, in the Manager’s judgment, are sufficiently safe while attempting to produce a yield (if any) on the Company’s cash.

CONFIDENTIAL

Amazon Gold OA

9

9. MEMBERS; MEMBER MEETINGS

9.1 Limitation of Liability. Except as provided in this Agreement or in the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company and no Member or Manager shall be obligated personally for any such debts, obligation or liability solely by reason of being a Member or acting as a Manager of the Company. Except as otherwise provided in this Agreement, a Member’s liability (in its capacity as such) for Company liabilities and losses shall be limited to the Company’s assets; provided that a Member shall be required to return to the Company any distribution made to it pursuant to Section 5.2 in clear and manifest accounting or similar error. The immediately preceding sentence shall constitute a compromise to which all Members have consented within the meaning of the Act.

Notwithstanding anything contained herein to the contrary, the failure of the Company to observe any formalities or requirements relating to the exercise of its powers or management of its business and affairs under this Agreement or the Act shall not be grounds for imposing personal liability on the Members for liabilities of the Company.

9.2 Classification of Member. Each Member shall be classified as a Class A Member or a Class B Member. The classification of a Member as a Class A Member or Class B Member is determined by the class of Units held by such Member.

9.3 Meetings. The Manager may hold at least one meeting annually for the Members, which may be held telephonically, electronically, or in person. In addition, a meeting of Members may be held: (a) if it is called by the Manager; or (b) if Members holding a Majority sign, date, and deliver to the Manager’s principal office a written request for the meeting, describing the purpose or purposes for which it is to be held. In either case, the Manager shall call a meeting by providing written notice to the Members (in the case of a Member requested meeting, within 10 days after receipt of the request from Members) stating the purpose of the meeting, and the date, time, and place of the meeting. Such meeting shall be held at a time and place designated by the Manager not less than 15 days or more than 60 days after the Manager’s written notice to the Members. All meetings of Members shall be held at the principal office of the Company or any other place specified in the Notice of Meeting.

9.4 Proxies. A Member may be represented at a meeting in person or by written proxy. A proxy shall be in writing executed by the Member and filed with the Manager before the commencement of the meeting. The Manager may specify the persons who can be appointed as a proxy.

9.5 Voting. On each matter requiring action by the Members, each Member may vote the Member’s Units according to the Class of such Member’s Unit(s). Class A Members shall be entitled to one (1) vote per Class A Unit held. Class B Members shall be entitled to ten (10) votes per Class B Unit held. Except as otherwise stated in the Certificate of Formation or this Agreement, a matter submitted to a vote of the Members shall be deemed approved if it receives the affirmative vote of the Members holding a Majority. Units held by the Manager or its Affiliates will be included in any vote, other than a vote related to a transaction in which the Manager or an Affiliate has a conflict of interest.

CONFIDENTIAL

Amazon Gold OA

10

9.6 Action Without Meeting. Any action permitted to be taken by the Members at a meeting may be taken without a meeting by a written consent, describing the actions taken, signed by the Members holding the Ownership Interest required for approval of the matter if it were submitted to a vote of the Members at a meeting.

9.7 Record Date. The persons entitled to notice of and to vote at a Members meeting or by ballot or to take action by a written consent, and their respective Ownership Interest, shall be determined as of the Record Date for the meeting or the ballot. The Record Date for a meeting shall be a date selected by the Manager not earlier than 60 days before the meeting or the date the ballots or written consents are mailed, as the case may be (the “Record Date”). If the Manager does not specify a Record Date for a meeting or ballot or written consent, the Record Date shall be the date on which notice of the meeting or ballot or written consent was first mailed or otherwise transmitted to the Members.

9.8 Members Not Clients of the Manager. Each Member acknowledges and agrees that the Member, as a member of a limited liability company and having the rights of a Member under the Agreement, is not intended to be a client of the Manager within the meaning of the Investment Advisers Act of 1940, as amended (the “Advisers Act”) and any state law governing the regulation of investment advisers. Accordingly, notwithstanding any provision of this Agreement to the contrary, the Member acknowledges and agrees that the Manager (i) shall not, and shall not be required to, provide or furnish the Member (in its capacity as such) with any advice, analysis or reports regarding the Member’s direct actual or proposed investments in any securities or other investments, and (ii) shall, in managing the Company, consider only the investment objectives of the Company as a whole, and shall not consider the investment, tax or other objectives of any particular Member.

10. POWERS, RIGHTS, FEES, AND DUTIES OF THE MANAGER

10.1 Authority. The Company shall be managed by one Manager. The initial Manager shall be Theodore Dinges. The Manager has the exclusive authority to manage the operations and affairs of the Company and to make all decisions regarding the business of the Company. The Manager has all of the rights and powers of a Manager as provided in the Act, this Agreement, and as otherwise provided by law. Any action of the Manager shall constitute the act of and bind the Company.

10.2 Powers. The Manager has the right, power, and authority to do on behalf of the Company all things, which in its sole judgment are necessary, proper, or desirable to carry out its duties and responsibilities. Such powers include, but are not limited to the following, intended as examples of such powers:

(a) Acquire and originate Company Assets;

(b) The right, power, and authority to incur all reasonable expenditures, to acquire, manage, improve, and/or dispose of Company Assets and to operate the Company;

(c) Employ and dismiss from employment any and all employees, agents, independent contractors, managers, brokers, attorneys, and accountants;

(d) To appoint one or more officers of the Company (“Officers”) and to assign such titles and duties to such Officers as the Manager may, in his sole discretion, deep appropriate; provided, however, that the Officers may not bind the Company without the express written consent of the Manager;

CONFIDENTIAL

Amazon Gold OA

11

(e) To cause the Company to borrow money from one or more Credit Facilities and utilize one or more Company Assets as collateral for any such borrowing, or to cause the Manager or one or more of its Affiliates to guarantee the Company’s obligations under such Credit Facilities; provided in each case that the Company’s obligations under the Credit Facilities or the Manager’s or Affiliate’s obligations under such guarantee shall be nonrecourse to the Members. Any Facility shall be nonrecourse to the Members. The Manager (and/or its principals) and the Company may agree to provide its guaranties for a given Facility but are not required to do so. Any Facility will likely have covenants that affect the Company and the Manager;

(f) The right, power, and authority to sell any or all of the Company’s Assets;

(g) Enter into a management agreement, service agreement, or similar agreement with an Affiliate of the Manager;

(h) Do any and all of the foregoing at such price, for cash, securities, or other property and upon such terms as the Manager deems proper; and to execute, acknowledge, and deliver any and all instruments to effectuate any and all of the foregoing;

(i) To modify this Agreement, other than as to Critical Elements or those items set forth in Section 14 (Amendments), which shall require the consent of the Members holding a Majority; provided, however, that within 30 days of modifying this Agreement (except with respect to Exhibit A), the Manager will inform the Members of such modification. If the Members holding a Majority object to such a modification in writing to the Manager within 60 days of the modification, the modification shall be deemed null and void as of the date of the Members written objection to the modification. For purposes of this Agreement, “Critical Elements” shall mean the following:

•	The purpose of the Company or its overall operations and/or investment strategy (which shall specifically exclude from Critical Elements any decision making concerning individual Company Assets, Asset allocations, and/or modifications to the operations and/or investment guidelines which shall at all times remain in the sole discretion of the Manager);
•	Changing the fee structure or compensation being paid to the Manager or Affiliates if such change results in an increase;
•	The mechanisms for replacement and/or removal of the Manager and the selection of a replacement Manager;
•	Changes to the redemption provisions in Section 11.1, specifically the Lockup Period;
•	Any amendment requiring the written consent of Members holding a Majority of the outstanding Units, as provided for in Section 14.1; and
•	Voting rights of the Members.

10.3 Debt and Investment Limitations. The Company may choose to borrow money from time to time from one or more Credit Facilities and may pledge one or more Company Assets as collateral for any such borrowing. Any Facility shall be nonrecourse to the Members. The Manager (and/or its principals) and the Company may agree to provide its Guaranties for a given Facility but are not required to do so. Any Credit Facility will likely have covenants that affect the Company and the Manager.

CONFIDENTIAL

Amazon Gold OA

12

10.4 Management Fees and Additional Compensation to Manager, Officers, and/or Affiliates.

(a) In exchange for providing management services to the Company, the Manager may charge the Company a Management Fee. Such fee will be deemed earned and accrued daily and will be calculated, prorated, and paid at the end of each calendar month regardless of the Company’s performance or whether there will be any cash available for Distribution to the Members after payment of the Management Fee.

(b) In addition to any Management Fee, the Manager, Officers, and/or Affiliates may charge market-based operations, servicing, processing, underwriting, inspection and/or other fees, which shall at all times be commercially reasonable to help cover expenses associated with processing, underwriting, and inspecting any Company Assets. Any fee paid to any Affiliate shall be consistent with what other third parties may charge, and neither the Manager, the Officers, nor the Company shall co-mingle any Company Assets or funds with any account of any Manager, Officer, or Affiliate.

(c) The Members agree and acknowledge that the Manager or one or more Officers or Affiliates may receive the fees or reimbursements described in Sections 10.4(a) through 10.4(c) and the Manager may receive a portion of the EDC as set forth in Section 5.2; and that such arrangements are not the result of arms-length negotiations, but the Members agree that such arrangements constitute fair and reasonable transactions in the best interest of the Company. It is intended that, for federal income tax purposes, any compensation paid to a Person that is also a Member is a “guaranteed payment,” as that term is defined in Section 707(c) of the Code, and shall be so treated on all tax returns, including the Schedule k-1 attached to the Company’s Form 1065, U.S. Return of Partnership Income.

10.5 Time and Effort. The Manager and Officers shall devote such time to the Company business as the Manager deems necessary, in its sole discretion, to manage and supervise the Company business and affairs in an efficient manner. Nothing herein precludes employment of any agent or third party (at Company expense) to manage or provide other services subject to the control of the Manager, including pursuant to a management agreement.

10.6 Independent Activities of the Manager. The Manager and Officers are not required to manage the Company as their sole and exclusive function. The Manager and Officers may have other business interests and may engage in activities other than those relating to the Company. The pursuit of such ventures by the Manager, the Officers, and Affiliates, even if competitive with the business of the Company, shall not be deemed wrongful or improper or a violation of any fiduciary duties by the Manager or Officers. Notwithstanding the foregoing, if the Manager or Officers receive an Opportunity to invest in or manage or in any way benefit from an Opportunity that is competitive with or similar to the operations of the Company or Assets in which the Company ordinarily might invest, such Manager or Officer shall first consider the Opportunity, in good faith, a Company Opportunity prior to taking such Opportunity for itself. The Manager or Officer will consider, among other factors, what the Manager or Officer believes appropriate, the degree to which the Opportunity meets the Company’s operations or investment parameters and diversifies or concentrates the risk of the Company’s operations or investments, the Company’s available cash and future needs for cash, and anticipated future operations or investments.

10.7 Permitted Transactions. The validity of any transaction, agreement, or payment involving the Company and the Manager, an Officer, or an Affiliate of a Manager or Officer, which is otherwise permitted by the terms of this Agreement, shall not be affected by the relationship between the Company and the Manager, the Officer, or an Affiliate of the Manager or Officer.

CONFIDENTIAL

Amazon Gold OA

13

10.8 Liability to the Company. To the greatest extent permitted by law, none of the Manager, Officers, or their Affiliates, or any director, manager, officer, agent, employee, or owner of the Manager, or its Affiliates (herein the “Covered Parties”) shall be liable, responsible, or accountable to the Company or any Member for losses, proceedings, investigations, claims, damages, liabilities, judgments, demands or expenses of any kind or nature whatsoever (including without limitation legal fees (one or more, “Damages”) arising from any action taken or failure to act on behalf of the Company within the scope of the authority conferred on the Manager or Officers by or pursuant to this Agreement or by law unless such act or omission is determined by a court of competent jurisdiction to have been primarily attributable to such Person’s (i) fraud, gross negligence, bad faith, or willful misconduct and (ii) was not believed by such Person to be in the best interest of the Company.

10.9 Indemnity of the Manager and Officers. To the greatest extent permitted by law, the Company shall indemnify and hold harmless each of the Covered Parties against and from any Damages suffered or sustained by any such Covered Party by reason of any acts, omissions, or alleged acts or omissions, arising out of its activities on behalf of the Company or in furtherance of the interests of the Company. Any indemnification shall only be from the assets of the Company, including insurance. Notwithstanding the foregoing, no Covered Party shall be indemnified for any Damages incurred by any of them in connection with (1) conduct not undertaken in good faith or (2) conduct that constitutes gross negligence, fraud, bad faith or willful misconduct. The Company shall pay the expenses incurred by a Covered Party in connection with any actual or threatened action, proceeding, or claim in advance of the final disposition of such matter, so long as the Company receives an undertaking by the Covered Party to repay in full the amount of the advancement if there is a final determination by a court of competent jurisdiction that the Covered Party was not entitled to indemnification under this Agreement.

10.10 Prohibited Acts. Anything in this Agreement to the contrary notwithstanding, the Manager and/or Officers shall not cause or permit the Company to: (a) make any loan or extend credit to the Manager or an Affiliate (other than reimbursement obligations in connection with a guaranty or credit support from the Affiliate), (b) borrow or otherwise engage in any extension of credit from the Manager and/or Affiliates, unless such loans or extensions of credit are at the same or similar terms offered to other borrowers or non-affiliated transactional parties in the discretion of the Manager; (c) reimburse the Manager for salaries and benefits of its officers or employees or for expenses that are not Company Expenses; (d) pay for any services performed by the Manager, except as permitted in this Agreement; (e) receive any rebate or participate in reciprocal business arrangements which circumvent this Section 10.10; (f) commingle the Company’s cash with those of the Manager, Officers, and/or their Affiliates; or (g) employ or permit the Company’s cash or assets to be used in any manner except for the exclusive benefit of the Company, except to the extent that funds are temporarily retained by loan servicing agents or property managers.

10.11 Removal or Withdrawal of the Manager. Members holding, in the aggregate, 80% or more of the Ownership Interest may, by written consent or affirmative vote, and with 90 days’ notice, remove the Manager for Cause. Members may then, by a Majority vote or written consent, elect a new Manager provided; however, that such removal of the Manager shall not become effective until the election of the new Manager. Removal of the Manager shall in no way impair any rights of the Manager attributable to the period prior to the effective date of removal. The Manager may voluntarily withdraw from the Company with one year’s written notice to Members. In the event of the Manager’s withdrawal, a Manager may be substituted who is acceptable to Members holding a majority of the Ownership Interests. The Manager’s resignation shall not become effective until the election of a new Manager by the Members, or 12 months from the date of the Manager’s resignation notice to the Members, whichever comes first. Removal or withdrawal of the Manager shall in no way impair any rights of the Manager attributable to the period prior to the effective date of the removal or withdrawal. The cessation of the Manager’s status as the Manager shall not affect its status as a Member of the Company, nor will the cessation of the Manager’s status as a Member affect its status as the Manager of the Company.

CONFIDENTIAL

Amazon Gold OA

14

10.12 Power of Attorney. Each Member who executes a signature page to this Agreement thereby irrevocably constitutes and appoints the Manager, with full power of substitution, as its true and lawful attorney-in-fact, in its name, place, and stead to execute, acknowledge, swear to, verify, deliver, file, and publish, if necessary: (a) this Agreement; (b) all amendments, alterations, or changes to this Agreement, including amendments admitting a substituted or additional Member, if otherwise authorized under this Agreement; (c) all instruments which effect a change in the Company or a change in this Agreement; (d) all certificates or other instruments necessary to qualify or maintain the Company as a limited liability company in which the Members have limited liability in the jurisdictions(s) where the Company may conduct business; and (e) all instruments necessary to effect a dissolution, termination, and liquidation of the Company and cancellation of this Agreement when such dissolution, termination, liquidation, or cancellation is otherwise provided in this Agreement; provided, however, that the Manager shall not use this power of attorney to take any actions that have the effect of changing a Critical Element without the Member’s consent. This power of attorney is deemed coupled with an interest and shall survive the death or disability of a Member or the assignment or transfer of all or any part of the interest of such Member in the Company until the transferee or assignee shall have become a substituted Member and shall have executed such instruments as the Manager deems necessary to bind such transferee or assignee under the terms of this Agreement as it may hereafter be amended. The Manager may exercise this power of attorney for each Member by listing all of the Members and executing any instrument with a single signature of the Manager acting as attorney-in-fact for all of them.

11. REDEMPTION AND TRANSFER OF UNITS BY MEMBERS

11.1 Member Redemptions and Lockup Period. Members will not be allowed to issue a request for a redemption of their Units (a “Redemption Request”) during the first 24 months of the Member’s investment (the “Lockup Period”). Notwithstanding the foregoing, Redemption Requests for reasons of financial hardship or emergency during the Lockup Period may be considered on a case-by-case basis subject to a penalty (the “Redemption Fee”) equal to five percent of the then current Unit Price. The Manager will have no obligation to consider any hardship Redemption Requests during the Lockup Period and shall be entitled to charge a higher or lower Redemption Fee. All Redemption Fees charged and collected will be considered income to the Company.

After the Lockup Period, a Member will have the right to make a Redemption Request with a minimum of 90 days’ written notice to the Manager. All Redemption Requests will be considered on a first come, first served basis.

Notwithstanding anything to the contrary in, the Manager will have no obligation to grant any particular Redemption Request and shall retain sole discretion as to whether or not to redeem any Units.

CONFIDENTIAL

Amazon Gold OA

15

11.2 Restrictions on Transfer of Interests.

(a) Subject to Section 11.2(b), no transfer (a “Transfer”) of all or any portion of a Member’s Units may be made without (i) the prior written consent of the Manager, which consent may be withheld for any reason at the Manager’s sole discretion, (ii) the receipt by the Manager of such documents and instruments of transfer as the Manager may reasonably require, and (iii) if requested by the Manager, the receipt by the Manager, not less than 10 days prior to the date of any proposed Transfer of a written opinion of counsel (who may be counsel for the Company), satisfactory in form and substance to the Manager, to the effect that such Transfer would not result in any adverse legal or regulatory consequences to the Company or any Member under the Investment Company Act of 1940, the Investment Advisers Act of 1940, or otherwise, including, but not limited to, that such Transfer would not:

•	result in a violation of the Securities Act of 1933, the Securities Exchange Act of 1934, or any securities laws of any jurisdiction applicable to the Company or the interest to be transferred;
•	cause the Company to become a “publicly traded limited liability company” for federal income tax purposes;
•	constitute a “public offering” within the meaning of Section 7(d) of the Investment Company Act of 1940 or result in the Company having to register under the Investment Company Act of 1940; or
•	result in the termination of the Company or loss by the Company of its status as a partnership for tax purposes.

(b) Section 11.2(a) shall not apply to a Transfer by a Member to a person that acquires such Member’s Units by reason of the death or legal incapacity of such Member. Each Member hereby agrees that it will not Transfer all or any fraction of its Membership Units, except as permitted by this Agreement.

(c) In no event shall all or any part of a Member’s Membership Units be transferred to a minor or a person who is incapacitated, except in trust or by will or interstate succession.

(d) The transferring Member agrees that it will pay all reasonable expenses, including attorneys’ fees, incurred by the Company in connection with a Transfer of its Membership Units.

(e) Each Member hereby covenants that such Member will take no action to cause the Company to be considered to be “publicly-traded” within the meaning of Section 7704 of the Code.

11.3 Assignees.

(a) The Company shall recognize the Transfer of all or any part of the Units of a Member, when the provisions of Section 11.2 shall have been complied with and there shall have been filed with the Company a dated notice of such Transfer, in a form satisfactory to the Manager, executed and acknowledged by both the transferor or such transferor’s legal representative and the transferee, and such notice contains (i) the acceptance by the transferee of all the terms and provisions of this Agreement and such transferee’s agreement to be bound hereby, and (ii) representations that such Transfer was made in accordance with all applicable laws, rules and regulations and this Agreement. In addition, the transferor shall provide a copy of the document(s) effecting the Transfer of Units and the transferor and transferee will execute and acknowledge such instruments, in form and substance satisfactory to the Manager, as the Manager reasonably deems necessary or desirable in connection with the Transfer. All reasonable expenses, including attorneys’ fees, incurred by the Company in this connection shall be borne by the transferor.

CONFIDENTIAL

Amazon Gold OA

16

(b) Unless and until an Assignee becomes a Substitute Member, such Assignee shall have no rights with respect to such Units other than those rights with respect to allocations and distributions.

(c) Any Member which shall Transfer all of its Units shall cease to be a Member upon, but only upon, the admission of a Substitute Member in such Member’s stead. The Manager has the discretion to only recognize a Transfer as being effective at the end of a given calendar quarter.

(d) Notwithstanding anything to the contrary contained in this Agreement, both the Company and the Manager shall be entitled to treat a Member transferring all or any part of its Units as the absolute owner thereof in all respects, and shall incur no liability for Distributions made in good faith to such Member, until such time as a Substitute Member is admitted in such Member’s stead in respect thereof.

11.4 Substitute Members.

(a) No Member shall have the right to substitute a transferee of all or any part of such Member’s Units in its place, except as provided in Section 11.2. Any such transferee of Unit(s) (whether pursuant to a voluntary or involuntary Transfer) shall be admitted to the Company as a Substitute Member only (i) with the consent of the Manager granted at its sole discretion, (ii) by satisfying the requirements of Sections 11.2 and 11.3(a), and (iii) upon the receipt of all necessary consents of governmental and regulatory authorities. Persons who become Substitute Members pursuant to Section 11.2(b) need not comply with clause (i) of the preceding sentence.

(b) Each transferee of all or part of a Member’s Membership Units, as a condition to its admission as a Substitute Member, shall execute and acknowledge such instruments, in form and substance satisfactory to the Manager, as the Manager reasonably deems necessary or desirable to effectuate such admission and to confirm the agreement of such person to be bound by all the terms and provisions of this Agreement with respect to the Membership Units acquired. All reasonable expenses, including attorneys’ fees, incurred by the Company in this connection shall be borne by such person.

11.5 Bankruptcy or Incapacity of a Member. In the event of the bankruptcy or incapacity of a Member, the Company shall not be dissolved, and the Member’s trustee in bankruptcy or other legal representative shall have only the rights of a transferee of the right to receive Company Distributions applicable to the Units of such bankrupt or incapacitated Member as provided herein. Any Transfer to or from such trustee in bankruptcy or legal representative shall be subject to the provisions of this Agreement.

CONFIDENTIAL

Amazon Gold OA

17

12. DISSOLUTION OF THE COMPANY

12.1 Dissolution. The Company will continue indefinitely until a date on which the Company has liquidated all of its Company Assets, or earlier upon the occurrence of any of the following events:

(a) The disposition of all assets of the Company and disbursement of all cash to the Members;

(b) The agreement by Members holding at least 80% of the outstanding Units; or

(c) The dissolution of the Manager, bankruptcy of the Manager, or withdrawal from the Company of the Manager when an approved replacement is not obtained within a period of 90 days of such dissolution or bankruptcy or one year after the withdrawal of the Manager in the case of withdrawal.

The following outlines the expected priority for the Distributions from the Company in the event of a liquidation:

1.

The Company’s creditors, including Members who are creditors, to the extent otherwise permitted by law, other than liabilities to Members for distributions, in satisfaction of liabilities of the Company, including establishing such reserves as may be reasonably necessary to provide for contingent and other liabilities of the Company (for purposes of determining the Capital Accounts of the Members, the amounts of such reserves shall be deemed to be an expense of the Company;

2.	Liquidation and/or other Company Expenses, other than any Management Fee;
3.	Any Management Fee, to the extent unpaid, and any other fees owing to the Manager;
4.	Return of Member Capital on a Pari Passu basis;
5.	Preferred Returns to Members; and
6.	The Members, Pari Passu.

12.2 Bankruptcy. A bankruptcy of a Manager shall be deemed to have occurred upon the happening of any of the following: (a) the Manager files an application for or consents to, the appointment of a trustee or receiver of its assets; (b) the Manager files a voluntary petition in bankruptcy or files a pleading in any court of record admitting in writing its inability to pay its debts as they become due; (c) the Manager makes a general assignment for the benefit of creditors; (d) the Manager files an answer admitting the material allegations of, or consents to, or defaults in answering a bankruptcy petition filed against it; or (e) any court of competent jurisdiction enters an order, judgment or decree adjudicating the Manager a debtor or appointing a trustee or receiver of its assets, if such order, judgment or decree continues unstayed and in effect for such period of 60 days.

12.3 Liquidation. If the Company dissolves, the Manager (or if the Manager has become bankrupt or terminated, then a liquidator or a liquidation committee selected by the holders of a majority of the then issued Units) shall commence to wind up the affairs of the Company and to liquidate its investments. The holders of the Units shall continue to share profits and losses during the period of liquidation in the same proportion as before the dissolution. The Manager (or such liquidator or liquidating committee) shall have full right and unlimited discretion to determine the time, manner, and terms of any sale or sales of Company Assets, having due regard to the activity and condition of the relevant market and general financial economic conditions.

12.4 Liquidation Statement. Within a reasonable time following the completion of the liquidation of the Company’s assets, the Manager (or liquidator or liquidating committee) shall supply to each Member a statement by the Company’s accountants setting forth the assets and liabilities of the Company as of the date of complete liquidation and each Member’s pro rata portion of the Distributions pursuant to Section 12.1.

CONFIDENTIAL

Amazon Gold OA

18

12.5 No Recourse to Assets or Members. Each Member shall look solely to the Assets of the Company for all Distributions with respect to the Company and its capital contribution thereto and share of profits or losses thereof, and shall have no recourse thereto (upon dissolution or otherwise) against any Member or the Manager or its principals, Affiliates, agents, or employees. No Member shall have any right to demand or receive property other than cash upon dissolution and termination of the Company.

12.6 Termination. Upon the completion of the liquidation of the Company and the distribution of all Company funds, the Company shall terminate, and the Manager shall have the authority to execute and record the Certificate of Cancellation of the Company and any other documents required to effectuate the dissolution and termination of, or withdraw from, the Company.

13. NOTICES

All notices, requests, demands, and other communications given or required to be given hereunder shall be in writing and delivered personally or by electronic mail, or sent by United States mail or registered or certified mail, return receipt requested, postage prepaid or sent by a nationally recognized courier service such as Federal Express, duly addressed to the parties as follows:

To the Member:	To the address shown on the attached signature page

To the Manager:	Amazon Gold, LLC Attention: Theodore Dinges, Manager 9001 E San Victor Drive, Suite 1002 Scottsdale, AZ 85258

Any notice or other communication hereunder shall be deemed given on the date of actual delivery thereof to the address of the addressee, if personally delivered, and on the date indicated in the return receipt or courier’s records as the date of delivery or as the date of first attempted delivery to the address of the addressee, if sent by registered or certified mail or courier service (such as Federal Express) or three days after being sent by regular mail. Any notice given by electronic mail shall be deemed delivered when received by the email service machine of the receiving party if received before 5:00 p.m. (Recipient’s Time) on the business day received, or if received after 5:00 p.m. (Recipient’s Time), or if emailed on a day other than a business day (i.e., a Saturday, Sunday, or legal holiday), then such notice shall be deemed delivered on the next following business day. The transmittal confirmation receipt produced by the email read confirmation shall be prima facie evidence of such receipt. Any party may change its address or email address for purposes of this Section by giving notice to the other party. If a “copy party” is designated, service of notice shall not be deemed given to the designated party unless and until the “copy party” is also given such notice in accordance with this Section.

14. Amendments

14.1 Amendments Requiring Consent. Except as otherwise provided herein (and explicitly excluding the powers granted to the Manager to modify this Agreement pursuant to Section 10.3), this Agreement is subject to amendment only with the written consent of the Manager and the Members holding a Majority of the Ownership Interest; provided, however, that no amendment to this Agreement may:

(a) without the consent of each affected Member, modify the limited liability of a Member;

CONFIDENTIAL

Amazon Gold OA

19

(b) alter the interest of any Member in respect of Company income, gains, and losses or amend or modify any portion of Section 5 without the consent of 80% of the outstanding Units or, if a lesser percentage, each Member adversely affected by such amendment or modification; provided, however, that the admission, withdrawal, or substitution of Members in accordance with this Agreement shall not constitute such an alteration, amendment, or modification;

(c) amend or modify any provision of Section 11 in a manner that would further restrict the transferability of a Member’s Interest without the consent of all of the Members;

(d) amend any provision hereof which requires the consent, action, or approval of a specified Ownership Interest of the Members without the consent of such specified Ownership Interest of the Members;

(e) amend this Section 14.1 without the consent of such specified Ownership Interest of the Members requiring the approval referenced in the applicable subsection being amended.

14.2 Amendments Not Requiring Consent. In addition to any amendments otherwise authorized hereby (including the powers granted to the Manager to modify this Agreement pursuant to Section 10.2), this Agreement may be amended from time to time by the Manager: (i) to add to the representations, duties, or obligations of the Manager or surrender any right or power granted to the Manager; (ii) to cure any ambiguity or correct or supplement any provisions hereof which may be inconsistent with any other provision hereof or correct any printing, stenographic, or clerical errors or omissions; (iii) to provide for the admission, withdrawal, or substitution of Members in accordance with this Agreement; (iv) to amend Exhibit A attached hereto to provide any necessary information regarding any Member, and to add and delete Members or Substitute Members or modify changes to Units held by Members in accordance with this Agreement; (v) to delete or add any provisions of this Agreement required to be so deleted or added by applicable law or by a securities law commissioner or similar such official or in order to qualify for a private placement exemption; and (vi) to reflect any change in the amount of the capital contribution of any Member in accordance with this Agreement; provided, however, that no amendment shall be adopted pursuant to this Section 14.2 if (a) such amendment would adversely alter the interest of a Member in income, gains, or losses or distributions of the Company, or (b) such amendment would, in the opinion of counsel for the Company, alter or result in the alteration of, the limited liability of the Members or the status of the Company as a Company for federal income tax purposes. The power of attorney granted pursuant to Section 10.12 may be used by the Manager to execute on behalf of a Member any document evidencing or effecting an amendment adopted in accordance with this Section 14.2.

15. GENERAL

15.1 Waiver of Partition. The Members agree that the Company properties are not and will not be suitable for partition. Accordingly, each Member hereby irrevocably waives any and all rights that it may have to maintain any action for partition of any Company Assets.

CONFIDENTIAL

Amazon Gold OA

20

15.2 Entire Agreement. This Agreement and the Subscription Agreements constitute the entire agreement among the parties. They supersede any prior agreement or understanding among the parties, and may not be modified or amended in any manner other than set forth herein or therein.

15.3 Law. This Agreement and the rights of the parties hereunder shall be governed and interpreted in accordance with the laws of the State of Delaware.

15.4 Submission to Jurisdiction. Each Member agrees that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement, the Subscription Agreement or an investment in the Company shall be brought in a state or federal court located in Delaware, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of Delaware. Each Member irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that the Member may now or hereafter have to the laying of venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding that is brought in any such court has been brought in an inconvenient form. Service of process, summons, notice or other document pursuant to the procedure in Section 13 shall be effective service of process for any suit, action or other proceeding brought in any such court.

15.5 Construction and Interpretation. Whenever required by the context in this Agreement, the singular number will include the plural and vice versa, and any gender shall include masculine, feminine, and neuter genders. The term “Member” when used in any provision relating to any tax or financial matter is deemed to include any Person having economic rights under this Agreement. The headings or titles of the Sections of this Agreement are intended for ease of reference only and shall have no effect whatsoever on the construction or interpretation of any provision of this Agreement. References to Sections are to Sections of this Agreement unless otherwise specified. As used in this Agreement, (a) the term “party” refers to a party to this Agreement unless otherwise specified, (b) the terms “hereof,” “herein,” “hereunder” and similar terms refer to this Agreement as a whole and not to any particular provision of this Agreement, (c) the term “including” is not limiting and means “including without limitation” whether or not so specified, and (d) the term “sole discretion” means absolute and arbitrary. If any period of time specified in this Agreement ends on a day other than a business day, the period will be extended to the next business day. This Agreement will not be construed for or against a party or the Company by reason of the authorship or alleged authorship of any provision hereof.

15.6 Binding Effect. Except as herein otherwise specifically provided this Agreement shall be binding upon and inure to the benefit of the parties and their legal representatives, heirs, administrators, executors, successors, and assigns.

15.7 USA PATRIOT Act Compliance.

(a) Prohibited Investments. The Company prohibits the investment of funds in the Company by any Persons or entities that are acting, whether directly or indirectly, (x) in contravention of any United States, international or other money laundering laws, regulations or conventions, or (y) on behalf of terrorists or terrorist organizations, including those Persons or entities that are included on any relevant lists, including the list of Specially Designated Nationals and Blocked Persons maintained by the United States Office of Foreign Assets Control, all as may be amended from time to time (“Proscribed Investments”).

CONFIDENTIAL

Amazon Gold OA

21

(b) Authority of the Manager. The Manager shall be authorized, without the consent of any Person, including any other Member, to take such action as it determines to be necessary or advisable to comply, or to cause the Company to comply, with any anti- money-laundering or anti-terrorist laws, rules, regulations, directives or special measures. Notwithstanding anything to the contrary contained in any subscription agreement or other document, if, at any time following any Member’s acquisition of its interest in the Company, it is discovered that such Member’s investment is a Proscribed Investment, such Member shall be deemed to have withdrawn from the Company effective immediately and such Member shall have no claim arising out of such deemed withdrawal for any fees, costs, expenses, losses or damages, including legal fees and expenses, against the Company, the Manager, any Affiliate of the Manager or any of their respective shareholders, partners, members, other equity holders, officers, directors, employees, managers, agents and other representatives, other than, if permitted by law, the right to receive payment for its interest in the Company, in a manner determined in good faith by the Manager in its sole discretion. Any proceeds of such Member’s Units in the Company upon redemption pursuant to this Section 15.7(b) or otherwise will be paid to the same account from which the Member’s investment in the Company was originally remitted, unless the Manager, in its sole discretion, agrees otherwise, less any penalty, fine, forfeiture, withholding or seizure imposed or ordered by any governmental agency.

(c) Release of Confidential Matter. The Company or the Manager may release Confidential Matter (as defined below) about any Member and, if applicable, any beneficial owner(s) of such Member to proper authorities, if the Manager, in its sole discretion, determines that it is in the best interests of the Company in light of relevant rules and regulations concerning Proscribed Investments.

15.8 Validity; Effect of Inconsistencies with the Act. If any provision of this Agreement, or application of a provision to any person or circumstance, is held invalid, the remainder of this Agreement, or the application of such provision to other persons or circumstances, shall not be affected thereby. To the extent that the rights or obligations of any Member are different by reason of any provision of this Agreement than they would be in the absence of such provisions, this Agreement shall, to the extent permitted by the Act, control.

15.9 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument. This Agreement may contain more than one counterpart of the signature page and it may be executed by the affixing of signatures of each of the Members to one of such counterpart signature pages; all counterpart signature pages shall be read as the one and they shall have the same force and effect as though all of the signers signed a single signature page.

CONFIDENTIAL

Amazon Gold OA

22

15.10 Confidentiality. Each Member agrees, as set forth below, with respect to any information pertaining to the Company or any Company Asset that is provided to such Member pursuant to this Agreement or otherwise (collectively “Confidential Matter”), to treat as confidential all such information, together with any analyses, studies, or other documents or records prepared by such Member, its Affiliates, or any representative or other person acting on behalf of such Member (collectively its “Authorized Representatives”), which contain or otherwise reflect or are generated from Confidential Matters, and will not permit any of its Authorized Representatives to, disclose any Confidential Matter, provided that any Member (or its Authorized Representative) may disclose any such information: (a) as has become generally available to the public; (b) as may be required or appropriate in any report, statement, or testimony submitted to any governmental authority having or claiming to have jurisdiction over such Member (or its Authorized Representative) but only that portion of the data and information which, in the written opinion of counsel for such Member or Authorized Representative is required or would be required to be furnished to avoid liability for contempt or the imposition of any other material judicial or governmental penalty or censure; (c) as may be required or appropriate in response to any summons or subpoena or in connection with any litigation; or (d) as to which the Manager has consented in writing. Notwithstanding anything herein to the contrary, any Member (and any employee, representative, or other agent of such Member) may disclose to any and all persons, without limitation of any kind, such Member’s U.S. federal income tax treatment and the U.S. federal income tax structure of the transactions contemplated hereby relating to such Member and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure. However, no disclosure of any information relating to such tax treatment or tax structure may be made to the extent nondisclosure is reasonably necessary in order to comply with applicable securities laws.

15.11 Counsel. Each Member acknowledges and agrees that any law firm or counsel retained by the Manager in connection with the organization of the Company, the offering of Units, the management and operation of the Company, or any dispute between the Manager and any Member is acting as counsel to the Manager and as such does not represent or owe any duty to such Member or to the Members as a group.

15.12 Attorney Fees. In the event of any legal action in connection with this Agreement (whether at law or in equity), the prevailing party in such action shall be entitled to recover its reasonable attorney fees and costs incurred therein, including attorney fees and costs on appeal. The term “legal action” shall be deemed to include any action commenced in any court of general or limited jurisdiction as well as any proceeding in the bankruptcy courts of the United States and arbitration proceedings. The term “costs” includes, but is not limited to, reasonable attorney fees, deposition costs (discovery or otherwise), witness fees (expert or otherwise), title expenses (search or policy), and any and all other out-of-pocket expenses as may be allowed by the court or arbitrator.

[THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

CONFIDENTIAL

Amazon Gold OA

23

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties on the day and year set forth at the beginning of this Agreement.

MANAGER:

By:	/s/ Ted Dinges
Manager

MEMBER(S):

MEMBER NAME:

BY:		TITLE IF APPLICABLE:

DATE:                                                                  20____

ADDRESS:

                    ____________________________________

                    ____________________________________

EMAIL:

FAX:

CONFIDENTIAL

Amazon Gold OA

24

EXHIBIT A

MEMBERS

(as of June 30, 2021)

Name and Address	Number of Membership Units	Relative Unit Percentage by Class	Relative Total Unit Percentage
CLASS A MEMBERS

Herminio Sotero Rua Indiana 1135 Apt 123 Brooklin Sao Paulo-SP-Brazil 04562-002	3,542,400	50%	25%

André Vienna Rua Dr. Gentil Leite Martins 242 – Apt 124B Jardim Prudencia Sao Paulo-SP–Brazil 04648-001	3,542,400	50%	25%

TOTAL CLASS A UNITS	7,084,800	100%	50%

CLASS B MEMBERS

Theodore Dinges 9001 E San Victor Drive Unit 1002 Scottsdale, AZ 85258	3,542,400	50%	25%

Gary Dinges 6050 NE Chestnut St Hillsboro, OR 97124	3,542,400	50%	25%

TOTAL CLASS B UNITS	7,084,800	100%	50%

TOTAL UNITS	14,169,600		100%

CONFIDENTIAL

Amazon Gold OA

25